Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate	Amount of
	Offering Price	Registration Fee (1)
PLUS Based on the Value of the S&P 500® Index due June 24, 2013	$4,359,000.00	$499.54

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

June 2012 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated June 15, 2012)

STRUCTURED INVESTMENTS

Opportunities in International Equities

$4,359,000 PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Performance Leverage Upside Securities

The Performance Leverage Upside Securities (the “PLUS”) offer leveraged exposure to the S&P 500® Index (the “underlying index”). The PLUS are for investors who seek an equity index based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying index. At maturity, if the value of the underlying index has decreased below the initial index value, the investor is fully exposed to the negative index performance. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. Accordingly, the PLUS do not guarantee any return of principal at maturity. The PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying index:	S&P 500® Index
Aggregate principal amount:	$4,359,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	June 19, 2012
Original issue date:	June 22, 2012
Maturity date:	June 24, 2013, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪     If the final index value is greater than the initial index value:
$10 + leveraged upside payment.
In no event will the payment at maturity exceed the maximum payment at maturity.

▪     If the final index value is equal to the initial index value:
$10

▪     If the final index value is less than the initial index value:
$10 + ($10 x index performance factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Index performance factor:	(final index value - initial index value) / initial index value
Leveraged upside payment:	$10 x leverage factor x index performance factor
Initial index value:	1357.98, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	June 19, 2013, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	3
Maximum payment at maturity:	$11.62
CUSIP:	90268U499
ISIN:	US90268U4994
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per security	$10.00	$0.20	$9.80
Total	$4,359,000.00	$87,180.00	$4,271,820.00

(1) UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 per $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest”.

NOTICE TO INVESTORS: THE PLUS ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE PLUS AT MATURITY, AND THE PLUS CAN HAVE THE SAME DOWNSIDE MARKET RISK AS THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE PLUS IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE PLUS.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE 12 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-13 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY PLUS. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR PLUS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE PLUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Pricing Supplement dated June 19, 2012

PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Additional Information about UBS and the Plus

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the PLUS and an index supplement for various securities we may offer, including the PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated June 15, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000149/c316164_690731-424b2.htm

Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

Prospectus dated January 11, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “PLUS” refers to the Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Performance Leveraged Upside Securities”, dated June 15, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Investment Overview

Performance Leveraged Upside Securities

The PLUS Based on the S&P 500® Index due June 24, 2013 can be used:

▪	As an alternative to direct exposure to the underlying index that enhances the return for a certain range of positive performance of the underlying index; however, by investing in the PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you
▪	To enhance returns and outperform the underlying index in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 12 months

Leverage factor:	3

Maximum payment at maturity:	$11.62 (116.2% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS

Coupon:	None

Key Investment Rationale

Investors can use the PLUS to leverage returns by a factor of 3, up to the maximum payment at maturity.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.

Upside Scenario	The underlying index increases in value from the pricing date to the valuation date and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 3 times the index performance factor, up to the maximum payment at maturity.

Par Scenario	The final index value is equal to the initial index value. In this case, you receive the full stated principal amount at maturity.

Downside Scenario	The final index value is less than the initial index value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the full amount of the decline in the value of the underlying index from the pricing date to the valuation date. (Example: if the underlying index decreases in value by 35%, the PLUS will redeem for $6.50, or 65% of the stated principal amount.)

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Investor Suitability

The PLUS may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.

▪	You believe the final index value of the underlying index is not likely to be less than the initial index value and, if it is, you can tolerate receiving a payment at maturity that will likely be less than your principal amount and may be zero.

▪	You believe the underlying index will appreciate over the term of the PLUS and that the appreciation is unlikely to equal or exceed the maximum payment at maturity of $11.62 (116.2% of the stated principal amount).

▪	You can tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

▪	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.

▪	You are willing and able to hold the PLUS to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the PLUS.

▪	You are willing to assume the credit risk of UBS for all payments under the PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The PLUS may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.

▪	You believe the final index value of the underlying index is likely to be less than the initial index value, which could result in a total loss of your initial investment.

▪	You do not believe the underlying index will appreciate over the term of the PLUS and that the appreciation is unlikely to equal or exceed the maximum payment at maturity of $11.62 (116.2% of the stated principal amount).

▪	You cannot tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index

▪	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

▪	You are unable or unwilling to hold the PLUS to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

▪	You are not willing to assume the credit risk of UBS for all payments under the PLUS, including any repayment of principal.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Fact Sheet

The PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The PLUS do not guarantee any return of principal at maturity. All payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the PLUS and you could lose your entire investment.

Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date	Maturity date:
June 19, 2012	June 22, 2012 (3 business days after the pricing date)	June 19, 2013	June 24, 2013

Key Terms
Issuer:	UBS AG, London Branch
Underlying index:	S&P 500® Index
Aggregate principal amount:	$4,359,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:

▪     If the final index value is greater than the initial index value:
$10 + leveraged upside payment.
In no event will the payment at maturity be greater than the maximum payment at maturity

▪     If the final index value equal to the initial index value:
$10

▪     If the final index value is less than the initial index value:
$10 + ($10 x index performance factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Index performance factor:	(final index value - initial index value) / initial index value
Leveraged upside payment:	$10 x leverage factor x index performance factor
Leverage factor:	3
Maximum payment at maturity:	$11.62
Initial index value:	1357.98, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	June 19, 2013, subject to postponement for non-underlying asset business days and certain market disruption events
Risk factors:	Please see “Risk Factors” beginning on page 12.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	90268U499
ISIN:	US90268U4994
Tax considerations:

The United States federal income tax consequences of your investment in the PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ''Supplemental U.S. Tax Considerations’’ beginning on page PS-31 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Pursuant to the terms of the PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid derivative contract with respect to the underlying index. If your PLUS are so treated, if you hold your PLUS for more than one year you should generally recognize long-term capital gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes in the manner described under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ on page PS-34 of the accompanying product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your PLUS for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-33 of the accompanying product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of PLUS purchased after the bill was enacted to accrue interest income over the term of the PLUS despite the fact that there will be no interest payments over the term of the PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Recent Legislation

Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any gain realized with respect to the PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own ′′specified foreign financial assets’’ in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the PLUS.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your foreign status including providing a validly executed Internal Revenue Service Form W-8 BEN. Gain from the sale or exchange of a PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-United States holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF PLUS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PLUS.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the PLUS as described below.

In connection with the sale of the PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of PLUS before and after the pricing date of the PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
Supplemental information regarding plan of distribution; conflicts of interest:

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	3

Maximum payment at maturity:	$11.62 (116.2% of the stated principal amount) per PLUS

PLUS Payoff Diagram

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

How it works

▪	If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 3 times the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final index value of 105.4% of the initial index value.

▪	If the final index value has appreciated from the initial index value by 5%, investors will receive a 15% return, or $11.50 per PLUS.

▪	If the final index value has appreciated from the initial index value by 8%, investors will receive only the maximum payment at maturity of $11.62 per PLUS

▪	If the final index value is equal to the initial index value, investors will receive an amount equal to the $10 stated principal amount.

▪	If the final index value is less than the initial index value, investors will be exposed to the full negative decline in the underlying index. Specifically, a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the PLUS.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment, subject to the maximum payment at maturity

		Leveraged Upside Payment

Principal		Principal				Leverage Factor			Index Performance Factor
$10	+	[	$10	x	3		x	(	final index value – initial index value initial index value	)	]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final index value is equal to the initial index value:

the stated principal amount of $10

If the final index value is less than the initial index value:

$10 + ($10 x index performance factor)

Principal			Principal			Index Performance Factor

$10	+	[	$10	x	(	final index value – initial index value initial index value	)]

Accordingly, if the final index value is below the initial index value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying index. You may lose up to 100% of your principal.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled "Risk Factors" in the accompanying product supplement and "Risk Factors" in the related product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the initial index value, you will lose some or all of your investment in the PLUS in an amount proportionate to the decrease in the value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

▪	The leverage factor applies only at maturity — You should be willing to hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 3 times the index performance factor even if such return is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the PLUS to maturity.

▪	Your potential return on the PLUS is limited to the maximum payment at maturity — The return potential of the PLUS is limited to the maximum payment at maturity of $11.62. Therefore, you will not benefit from any positive index performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a hypothetical direct investment in the underlying index or the index constituent stocks.

▪	Credit risk of UBS — The PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the PLUS and you could lose your entire investment.

▪	Potential credit rating downgrade — According to public news sources, at least one nationally recognized statistical rating agency intends to reduce credit ratings of many financial institutions, including UBS. These potential reductions, which follow downgrades by other nationally recognized statistical rating agencies may adversely affect our economic prospects and therefore our ability to repay the PLUS. In addition, any potential reductions in our credit ratings may adversely affect the market value of the PLUS.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS prior to maturity. Although we expect that generally the closing value of the underlying index on the valuation date will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of UBS. The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See "Historical Information" below. You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.

▪	Owning the PLUS is not the same as owning the index constituent stocks. Owning the PLUS is not the same as owning the index constituent stocks. As a holder of the PLUS, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

▪	No assurance that the investment view implicit in the PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall. There can be no assurance that the underlying index value will not close below the initial index value on the valuation date. The closing value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying index components. You should be willing to accept the risk of losing some or all of your initial investment.

▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

▪	UBS cannot control actions by the publisher of the underlying index and the publisher of the underlying index has no obligation to consider your interests. UBS and its affiliates are not affiliated with the publisher of the underlying index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The publisher of the underlying index is not involved in the PLUS offering in any way and has no obligation to consider your interest as an owner of the PLUS in taking any actions that might affect the market value of your PLUS.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the PLUS in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the PLUS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the PLUS declines. In addition, any secondary market prices for the PLUS may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪	Exchange listing and secondary market. The PLUS will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the PLUS, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the PLUS, the price at which you may be able to sell your PLUS is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The underlying index reflects price return, not total return — The return on the PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on the PLUS will not include such a total return feature or dividend component. However, dividends paid by and changes in dividend policy by, issuers of index constituent stocks may affect the price of such stocks and, therefore, the level of the underlying index.

▪	Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the PLUS. The calculation agent, an affiliate of the issuer, will determine the final index value and the payment at maturity based on the closing value of the underlying index on the valuation date. The calculation agent can postpone the determination of the final index value or the maturity date if a market disruption event occurs and is continuing on the valuation date.

▪	Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the PLUS and the underlying index to which the PLUS are linked.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial index value and, as a result, could have increased the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	Uncertain tax treatment — Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled ‘‘Tax considerations’’ on page 6 herein and the section entitled ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-33 of the accompanying product supplement and consult your tax advisor about your tax situation.

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

S&P 500® Index Overview

The S&P 500® Index was created by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (‘‘S&P’’). The calculation of the S&P 500® Index  is based on the relative value of the aggregate market value of specified classes of common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of June 19, 2012 indicated below: Consumer Discretionary (81); Consumer Staples (41); Energy (44); Financials (81); Health Care (52); Industrials (61); Information Technology (70); Materials (30); Telecommunications Services (8); and Utilities (32). For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on June 19, 2012:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1357.98
52 Weeks Ago (on 6/17/11):	1271.50
52 Week High (on 4/2/12):	1419.04
52 Week Low (on 10/3/11):	1099.23

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2007 through June 19, 2012. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on June 19, 2012 was 1357.98. We obtained the information in the table and graph based on the daily closing values as reported by Bloomberg Professional® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index on the valuation date.

Underlying Index Historical Performance – Daily Closing Values From January 1, 2007 to June 19, 2012

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PLUS Based on the Value of the S&P 500® Index due June 24, 2013

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2007 through June 19, 2012. The closing value of the underlying index on June 19, 2012 was 1357.98. We obtained the information in the table and graph based on the daily closing values as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through June 19, 2012)	1,419.04	1,278.04	1,357.98

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